DatChat Announces Opening of Metaverse Corporate Headquarters and VenVūū Demo Centers

5,000 VenVūū Dynamic NFTs on Sale May 9, 2022

NEW BRUNSWICK, N.J., April 12, 2022 -- DatChat, Inc. ("DatChat" or the "Company") (Nasdaq: DATS), a metaverse advertising platform, and a communications and social media company that gives users the ability to communicate, share, and post with privacy and screen capture protection, today announced that it will be opening corporate headquarters and VenVūū demo centers in eight metaverses. DatChat also confirmed its 5,000 VenVūū Dynamic Content NFTs will go on sale Monday, May 9, 2022, after previously opening pre-sale registration on March 28.

The Sandbox, Decentraland, Somnium Space, Cryptovoxels, Cornerstone Land, House of Kibaa, TCG World and SuperWorld are the listed metaverses, and of these, Cryptovoxels and Decentraland are currently open, and where DatChat’s VenVūū technology demo centers can be visited. VenVūū is an advertising platform that allows metaverse landowners and brands to connect using DatChat’s proprietary patented and patent pending NFT technology.

“We are excited to have solidified our presence in the Metaverse and believe our occupancy in each of the ‘Big Four’ enables us to become a pioneer in the monetization of metaverse parcels and NFTs,” said DatChat CEO Darin Myman. “The technology demo centers in both Cryptovoxels and Decentraland are currently open for viewing our VenVūū platform technology.”

With pre-sale registration open now, the VenVūū Dynamic NFTs will officially go on sale Monday, May 9, 2022, at 1:00 p.m. ET. The 5,000 Gen 0 NFTs will be listed for 0.2 ETH, or approximately $600. Gen 0 will entitle owners to lifetime rights to exclusive premium ad campaigns that pay higher rates, generate more revenue, and lifetime upgrades of the technology.

To pre-register and learn more, visit VenVūū.io.

About DatChat, Inc.

DatChat Inc. is a blockchain-enabled cybersecurity, metaverse advertising platform and social media Company. DatChat’s Messenger & Private Social Network via application presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. The Company’s patented technology offers users a traditional texting experience while providing control and security for their messages. The Company continues to innovate and implement strategic initiatives to increase the adoption of blockchain technology and advance its Social Network+ and Metaverse initiatives. For more information, please visit datchat.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations contact:

Alex Thompson

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com

Press contact:

Zach Kadletz

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com